CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered(1)	Aggregate Market Price(2)	Amount of Registration Fee(2)
Global Medium-Term Notes, Series A	5,000,000	$280,300,000	$32,122.38

(1)

The amount of Securities to be registered relates to an additional $250,000,000 principal amount of iPath® S&P 500 Dynamic VIX ETN (the “ETNs”) due August 18, 2021 offered pursuant to this pricing supplement.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933 based on $56.06 per ETN, which is the average of the high and low prices reported on NYSE Arca on May 11, 2012.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$500,000,000

iPath® S&P 500 Dynamic VIX ETN*

This pricing supplement relates to the iPath® S&P 500 Dynamic VIX Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the S&P 500® Dynamic VIX Futures™ Total Return Index (the “Index”). The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee (and in the case of holder redemption, a redemption charge). The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50.00

Inception and Issue Dates: The ETNs were first sold on August 17, 2011 (the “inception date”) and were first issued on August 22, 2011 (the “issue date”).

Maturity Date: August 18, 2021

Secondary Market: We have listed the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “XVZ”. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

CUSIP Number: 06741L609

ISIN: US06741L6092

Underlying Index: The return on the ETNs is linked to the performance of the Index. The Index seeks to provide investors with exposure to forward implied volatility by reflecting the outcomes of holding long and at times long and short positions in futures contracts on the CBOE Volatility Index® (the “VIX Index”). The Index aims to react positively to overall increases in market volatility by allocating dynamically between two components: a short-term volatility component and a mid-term volatility component. The Index monitors the slope, or “steepness”, of the implied volatility curve on a daily basis in order to gauge market expectations regarding future volatility and determines allocations in futures contracts on the VIX Index according to the slope of the implied volatility curve. The short-term volatility component of the Index is represented by the S&P 500® VIX Short-Term Futures™ Index Excess Return (the “Short-Term VIX Index”). The mid-term volatility component of the Index is represented by the S&P 500® VIX Mid-Term Futures™ Index Excess Return (the “Mid-Term VIX Index”). The Short-Term VIX Index seeks to model the excess return from a daily rolling long position in the first and second month VIX Index futures contracts, and the Mid-Term VIX Index seeks to model the excess return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. We refer herein to (i) the Short-Term VIX Index and (ii) the Mid-Term VIX Index collectively as the “Constituent Indices.” The Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). The level of the Index is reported on Bloomberg page “SPDVIXTR <Index>”.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50.00. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is any day on which (1) it is a business day in New York City and (2) the Chicago Board Options Exchange (“CBOE”) is open. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Daily Index Factor: The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee on the initial valuation date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

Because the investor fee reduces the amount of your return at maturity or upon early redemption and the investor fee and the redemption charge reduce the amount of your return upon holder redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and, in the case of holder redemption, the redemption charge) or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any early redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

*	5,000,000 ETNs, principal amount $50 each, were issued on August 22, 2011 and an additional 5,000,000 ETNs, principal amount $50 each, are expected to be issued on May 15, 2012.

Cover Page, continued

Redemption Charge: The redemption charge is a one-time charge imposed upon holder redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each index business day from August 17, 2011 to August 11, 2021, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to August 17, 2011 as the “initial valuation date” and August 11, 2021 as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent Pending

Pricing Supplement dated May 14, 2012

Issued in denominations of $50.00

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of the terms of the iPath® S&P 500 Dynamic VIX Exchange Traded Notes (the “ETNs”) linked to the performance of the S&P 500® Dynamic VIX Futures™ Total Return Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index. The Index seeks to provide investors with exposure to forward implied volatility by reflecting the outcomes of holding long-only positions or both long and short positions in futures contacts on the CBOE Volatility Index® (“VIX Index”). The Index aims to react positively to overall increases in market volatility by allocating dynamically between two components: a short-term volatility component and a mid-term volatility component. The Index monitors the slope, or “steepness”, of the implied volatility curve on a daily basis in order to gauge market expectations regarding future volatility and determines allocations in futures contracts on the VIX Index according to the slope of the implied volatility curve. By dynamically allocating between short-term and mid-term volatility components, the Index aims to lower the holding cost of investments linked to forward implied volatility, relative to direct investments in the Constituent Indices (as defined below). These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently and are subject to a daily rebalancing limit of 12.5% for each Constituent Index.

The short-term volatility component of the Index is represented by the S&P 500® VIX Short-Term Futures™ Index Excess Return (the “Short-Term VIX Index”). The mid-term volatility component of the Index is represented by the S&P 500® VIX Mid-Term Futures™ Index Excess Return (the “Mid-Term VIX Index”). The Short-Term VIX Index seeks to model the excess return from a daily rolling long position in the first and second month VIX Index futures contracts, and the Mid-Term VIX Index seeks to model the excess return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. We refer herein to (i) the Short-Term VIX Index and (ii) the Mid-Term VIX Index collectively as the “Constituent Indices” and each as a “Constituent Index.” The Constituent Indices of the Index are excess return indices. For more information on the Short-Term VIX Index and the Mid-Term VIX Index, see “—The Constituent Indices” herein.

The Index is calculated on a total return basis, with interest accrual on the return of the notional value of the Index and reinvestment of returns and interest into the Index. Interest accrues based on the three-month US Treasury rate.

Inception, Issuance and Maturity

The ETNs were first sold on August 17, 2011, which we refer to as the inception date. The ETNs were first issued on August 22, 2011, and will be due on August 18, 2021.

Payment at Maturity or Upon Holder Redemption or Issuer Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN equal to the closing indicative value on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value on the applicable valuation date less the applicable redemption charge described below.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50.00. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

An “index business day” is any day on which (1) it is a business day in New York City and (2) the Chicago Board Options Exchange (“CBOE”) is open.

A “valuation date” means each index business day from August 17, 2011 to August 11, 2021, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to August 17, 2011 as the “initial valuation date” and August 11, 2021 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca stock exchange (“NYSE Arca”) and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

A “redemption date” is:

•

In the case of holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•

In the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon early redemption and the redemption charge reduces the amount of your return upon holder redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and, in the case of holder redemption, the redemption charge), or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the level of the Index decreases or does not increase sufficiently to offset any negative effect of the investor fee (and, in the case of holder redemption, the redemption charge), you may receive less than your original investment the ETNs at maturity or upon early redemption.

•

Market and Volatility Risk—The return on the ETNs is linked to the performance of the Index which, in turn, is comprised of notional investments in the Short-Term VIX Index and the Mid-Term VIX Index. The Short-Term VIX Index seeks to model the excess return from a daily rolling long position in the first and second month VIX Index futures contracts, and the Mid-Term VIX Index seeks to model the excess return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. The VIX Index measures the 30-day forward volatility of the S&P 500® Index (“S&P 500”) as calculated based on the prices of certain put and call options on the S&P 500. The level of the S&P 500, the prices of options on the S&P 500 and the level of the VIX Index (and, consequently, the value of futures contracts on the VIX Index) may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and, if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•

You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index, the Short-Term VIX Index and the Mid-Term VIX Index, specifically, and the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs.

•	You seek an investment with a return linked to the performance of the Short-Term VIX Index and the Mid-Term VIX Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date;

The ETNs may not be a suitable investment for you if:

•

You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the Index, the Short-Term VIX Index and the Mid-Term VIX Index, specifically, and to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•

You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs.

•	You do not seek an investment with a return linked to the performance of the Short-Term VIX Index and the Mid-Term VIX Index.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Investments, LLC, is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of ETNs. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Investments, LLC.

Hypothetical Examples

The following examples show how the ETNs would perform in four hypothetical circumstances, assuming a starting level for the Index of 1,000.00. We have included two examples in which the Index has increased by approximately 3.00% at maturity, an example in which the Index has declined by approximately -3.00% at maturity and an example where the Index has increased by approximately .50% at maturity while the ETN closing indicative value has declined. These examples highlight the effect of the investor fee in different circumstances. The total amount of the investor fee paid will be dependent upon the path taken by the Index to arrive at its ending level, as shown by comparing examples 1 and 4. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula, minus the redemption charge, which is not taken into account.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Investor Fee	Days	Principal	Starting Index Level
0.95%	365	$50.00	1,000.00

Example 1:

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 1,000 (the initial Index level for purposes of this example) to a final Index level of 1,343.92 at maturity.

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Investor Fee	Accrued Investor Fee (Running Total of D)	Closing Indicative Value
0	1,000.00			$0.00	$50.00
1	1,030.00	3.00%	$0.48	$0.48	$51.03
2	1,060.90	3.00%	$0.48	$0.96	$52.07
3	1,092.73	3.00%	$0.49	$1.45	$53.14
4	1,125.51	3.00%	$0.50	$1.96	$54.23
5	1,159.27	3.00%	$0.52	$2.47	$55.34
6	1,194.05	3.00%	$0.53	$3.00	$56.47
7	1,229.87	3.00%	$0.54	$3.54	$57.63
8	1,266.77	3.00%	$0.55	$4.08	$58.81
9	1,304.77	3.00%	$0.56	$4.64	$60.02
10	1,343.92	3.00%	$0.57	$5.21	$61.25

			Annualized Index Return		3.00%
			Annualized ETN Total Return		2.05%

Hypothetical Examples

Example 2:

In the following hypothetical example, the Index level decreased by 3.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 737.42 at maturity.

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Investor Fee	Accrued Investor Fee (Running Total of D)	Closing Indicative Value
0	1,000.00			$0.00	$50.00
1	970.00	-3.00%	$0.48	$0.48	$48.03
2	940.90	-3.00%	$0.46	$0.93	$46.13
3	912.67	-3.00%	$0.44	$1.37	$44.31
4	885.29	-3.00%	$0.42	$1.79	$42.56
5	858.73	-3.00%	$0.40	$2.19	$40.87
6	832.97	-3.00%	$0.39	$2.58	$39.26
7	807.98	-3.00%	$0.37	$2.96	$37.71
8	783.74	-3.00%	$0.36	$3.31	$36.22
9	760.23	-3.00%	$0.34	$3.66	$34.79
10	737.42	-3.00%	$0.33	$3.99	$33.42

			Annualized Index Return		-3.00%
			Annualized ETN Total Return		-3.95%

Hypothetical Examples

Example 3:

In the following hypothetical example, the Index level increased by 0.50% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,051.14 at maturity, however, the Closing Indicative Value has declined at maturity and we show the potential effect of the increase in the Index not being sufficient to offset the investor fee.

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Investor Fee	Accrued Investor Fee (Running Total of D)	Closing Indicative Value
0	1,000.00			$0.00	$50.00
1	1,005.00	0.50%	$0.48	$0.48	$49.78
2	1,010.03	0.50%	$0.47	$0.95	$49.55
3	1,015.08	0.50%	$0.47	$1.42	$49.33
4	1,020.15	0.50%	$0.47	$1.89	$49.11
5	1,025.25	0.50%	$0.47	$2.35	$48.89
6	1,030.38	0.50%	$0.46	$2.82	$48.67
7	1,035.53	0.50%	$0.46	$3.28	$48.45
8	1,040.71	0.50%	$0.46	$3.74	$48.23
9	1,045.91	0.50%	$0.46	$4.20	$48.01
10	1,051.14	0.50%	$0.46	$4.65	$47.80

			Annualized Index Return		0.50%
			Annualized ETN Total Return		-0.45%

Hypothetical Examples

Example 4:

In the following hypothetical example, the Index level increased from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,343.92 at maturity as in Example 1, but with a different path for the Index over the period. This example illustrates that while the total return on the ETN is only dependent on the index level, the total dollar amount of the investor fee may vary according to the performance of the Index during the period.

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Investor Fee	Accrued Investor Fee (Running Total of D)	Closing Indicative Value
0	1,000.00			$0.00	$50.00
1	1,080.00	8.00%	$0.48	$0.48	$53.53
2	1,166.40	8.00%	$0.51	$0.98	$57.30
3	1,259.71	8.00%	$0.54	$1.53	$61.34
4	1,360.49	8.00%	$0.58	$2.11	$65.66
5	1,469.33	8.00%	$0.62	$2.73	$70.29
6	1,443.34	-1.77%	$0.67	$3.40	$68.38
7	1,417.82	-1.77%	$0.65	$4.05	$66.52
8	1,392.74	-1.77%	$0.63	$4.68	$64.71
9	1,368.11	-1.77%	$0.61	$5.30	$62.95
10	1,343.92	-1.77%	$0.60	$5.90	$61.24

			Annualized Index Return		3.00%
			Annualized ETN Total Return		2.05%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index, the Short-Term VIX Index or the Mid-Term VIX Index, the futures contracts underlying the Short-Term VIX Index or the Mid-Term VIX Index, or the VIX Index. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

The Allocation of the Index to the Short-Term and Mid-Term Volatility Components is Based on Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility

The Index allocates its weightings to the Short-Term VIX Index and the Mid-Term VIX Index based on predetermined rules. The Index rules use market estimates of future volatility to predict future trends in volatility by taking into account the implied volatility term structure by reference to the VIX Index and the VXV Index. For more information on implied volatility, see “The Index—Overview of Volatility” in this pricing supplement. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the Short-Term VIX Index and the Mid-Term VIX Index in accordance with the pre-defined allocations specified in “The Index—Calculation of the VIX Futures Indices—Step 3: Determine the Short-Term and Mid-Term Volatility Allocations” in this pricing supplement. There can be no assurance that the rules used by the Index will accurately predict market volatility over time. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the Short-Term VIX Index and the Mid-Term VIX Index, which may adversely impact the market value of your ETNs and the amount you receive at maturity.

The Index Allocates to the Short-Term and Mid-Term VIX Indices in Accordance with Pre-Defined Weightings That May Not Be Optimal

The short-term and mid-term volatility allocations comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of the implied volatility term structure in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Apply the Daily Rebalancing Limit and Determine the Short-Term and Mid-Term Volatility Allocations” in this pricing supplement. For example, when the implied volatility term structure is upward sloping and the implied volatility market is in contango, the Index allocates long position weight to the Mid-Term VIX Index and short position weight to the Short-Term VIX Index in accordance with pre-defined rules. Conversely, when the implied volatility term structure is downward-sloping and the implied volatility market is in backwardation, the Index would either allocate 100% long weight to Mid-Term VIX Index or to long positions in both Short-Term and Mid-Term VIX Index with different weights. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the short-term and mid-term volatility allocations as specified herein may not be the most optimal allocations at any given moment over the term of your ETNs. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the short-term and mid-term volatility allocations.

While the Index seeks to reduce the potential cost of holding long volatility investments, the Index aims to react positively to increases in volatility levels by decreasing the short-term volatility allocation and increasing the mid-term volatility allocation by taking into account the implied volatility term structure as described herein. Moreover, the allocation to short-term volatility can become negative (short position). While the overall allocation at all times is designed to benefit from increases in volatility levels, a precipitous increase in Short-Term VIX Index - during a period when the short-term volatility allocation was negative - that was not offset by the mid-term volatility allocation would adversely affect the value of the ETNs as the Index would likely decline. Precipitous increases in volatility have been a feature of the volatility markets historically and increases in volatility are likely to occur in the future. While the hypothetical historical Index performance has generally been positive during times of precipitous increases in volatility, if the Index methodology proves to be ineffective, an investment in the ETNs may underperform a corresponding investment in other volatility investments, possibly by a substantial margin.

The VIX Index and VXV Index Are Based on Theoretical Calculations and Are Not Tradable Indices

The VIX Index (and the VXV Index used to calculate implied volatility term structure) are theoretical calculations and cannot be traded on a spot price basis. The settlement price at maturity of the VIX Index futures reflected in the Index is based on this theoretically derived calculation. As a result the behavior of the VIX Index futures contracts may be different from futures contracts whose settlement price is based on a comparable tradable asset.

Your ETNs Are Not Linked to the VIX Index and the Value of Your ETNs May Be Less Than It Would Have Been Had Your ETNs Been Linked to the VIX Index

The value of your ETNs will be linked to the value of the underlying Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Constituent Indices which are used to calculate the level of the Index underlying your ETNs are based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your ETNs. Moreover, in some circumstances the Index may take a notional short position in the Short-Term VIX Index. If the level of the Short-Term VIX Index increases while the Index is holding a notional short position, this will decrease the level of the Index and thus will likely decrease the value of your ETNs.

The VIX Index and the VXV Index Are Each A Measure of Forward Volatility of the S&P 500 and the ETNs are not Linked to the Options Used to Calculate the VIX Index or the VXV Index, to the Actual Volatility of the S&P 500 or the Equity Securities Included in the S&P 500, Nor Will the Return on the ETNs Be a Participation in the Actual Volatility of the S&P 500

The VIX Index measures the 30-day forward volatility of the S&P 500 as calculated based on the prices of certain put and call options on the S&P 500. The VXV Index is calculated in a manner similar to the VIX Index, except that it is designed to be a measure of 93-day implied volatility of the S&P 500 options rather than 30-day implied volatility. The actual volatility of the S&P 500 may not conform to a level predicted by the VIX Index or the VXV Index or to the prices of the put and call options included in the calculation of the VIX Index or the VXV Index. The value of the ETNs is based on the value of the relevant futures on the VIX Index included in the Constituent Indices that are used to calculate the Index underlying the ETNs. The ETNs are not linked to the realized volatility of the S&P 500 and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500 or if you traded the put and call options used to calculate the level of the VIX Index or the VXV Index.

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level and Any Increase in the Spot Level of the VIX Index Will Likely Continue To Be Constrained

In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. It is likely that spot level of the VIX Index will continue to do so in the future. If this happens, the value of futures contracts on the VIX Index will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in the ETNs will correspondingly be limited as a result.

The Index, the Short-Term VIX Index and the Mid-Term VIX Index Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 Over the Term of the ETNs

The Index was launched on June 13, 2011. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “Hypothetical Historical Closing Values of the Index” and “Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX Index and the Mid-Term VIX Index were created in December 2008, and the index sponsor has published limited information about how the Short-Term VIX Index and the Mid-Term VIX Index would have performed had they been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, the Short-Term VIX Index, the Mid-Term VIX Index and the VIX Index futures that underlie the Short-Term VIX Index and the Mid-Term VIX Index are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

Changing Prices of the Futures Contracts Included in the Short-Term VIX Index and Mid-Term VIX Index May Result in a Reduced Amount Payable at Maturity

The Short-Term VIX Index and the Mid-Term VIX Index are each composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Short-Term VIX Index and Mid-Term VIX Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, futures contracts comprising the Mid-Term VIX Index in January may specify April, May, June or July expirations. As the month of January passes, the contract expiring in April will be replaced by a contract for delivery in July. When all April contracts have been rolled into contracts for delivery in July, the rolling of futures contracts expiring in May into contracts for delivery in August will begin. Also, for example, futures contracts held in January included in the Short-Term VIX Index may specify February and March expirations. As the month of January passes, the contract expiring in February will be replaced by a contract for delivery in March. When all February contracts have been rolled into contracts for delivery in March, the rolling of futures contracts expiring in March into contracts for delivery in April will begin.

This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “contango”, which means that the prices of contracts are higher in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is lower than the price of the July contract, thereby resulting in a cost to “roll” the futures (a “roll cost”). The actual realization of a potential roll cost will be dependent upon the difference in price of the April contract and the July contract. Many of the contracts included in the Short-Term VIX Index and the Mid-Term VIX Index have historically traded in “contango” markets. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant roll cost, which could adversely affect the value of a long position in Short-Term VIX Index and Mid-Term VIX Index and thus the value of the Index, and, accordingly, decrease the payment you receive at maturity (assuming the overall mid-term allocation offsets the short-term volatility allocation). Conversely, roll cost on a long position in contango markets can be a roll yield (positive) on a short position in Short-Term VIX Index that the Index attempts to hold in such markets. If the market is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is higher than the price of the July contract, thereby creating a “roll yield” on a long position in Mid-Term VIX Index, for example. The contracts included in the Short-Term VIX Index and Mid-Term VIX Index have not historically exhibited consistent periods of backwardation, and backwardation will most likely occur rarely, if at all.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the Short-Term VIX Index, the Mid-Term VIX Index, the S&P 500, the VIX Index or the VXV Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the value of the Index, the Short-Term VIX Index, the Mid-Term VIX Index (collectively, the “Indices”), and the S&P 500 and the policies of the CBOE concerning the calculation of the value of the VIX Index, and the VXV Index and any additions, deletions or substitutions of options contracts and the manner in which changes affecting the options contracts or futures contracts are reflected in the Indices, the S&P 500 or the VIX Index and VXV Index, respectively, could affect the value of the Indices or other index used to calculate the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The index sponsor can add, delete or substitute the equity securities underlying the S&P 500 or make other methodological changes that could change the level of the S&P 500. The index sponsor can also add, delete or substitute the futures contracts underlying the Constituent Indices or make other methodological changes that could change the value of the Indices. The changing of equity securities included in the S&P 500 may affect the S&P 500, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index and the VXV Index. The changing of the futures contracts underlying the Constituent Indices may affect the performance of the Constituent Indices in similar ways. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the S&P 500 or the Indices. Any of these actions could adversely affect the value of the ETNs. The index sponsor has no obligation to consider your interests in calculating or revising the Indices. See “The Index—Relevant Indices—The S&P 500” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of the ETNs. The CBOE can also make methodological changes to the calculation of the VXV Index. There can be no assurance that the CBOE will not change the VIX Index or the VXV Index calculation methodology in a way which may affect the value of the ETNs. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index or the VXV Index and/or the exercise settlement value. Any of these actions could adversely affect the value of the ETNs. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or the VXV Index or in calculating the exercise settlement value. See “The Index—Relevant Indices—CBOE Volatility Index® (VIX)” and “The Index—Relevant Indices—CBOE S&P 500 3-Month Volatility Index® (the “VXV Index”)” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor or with the CBOE and Are Not Responsible for the Public Disclosure of Information Regarding the Index, the Constituent Indices, the VIX Index or the VXV Index, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the ETNs or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Additionally, we and our affiliates are not affiliated with the CBOE in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the CBOE’s methods or policies relating to the calculation of the VIX Index or the VXV Index in its capacity as the sponsor of these indices. The CBOE is not under any obligation to continue to calculate the VIX Index or the VXV Index or required to calculate any successor index. If the CBOE discontinues or suspends the calculation of the VIX Index or VXV Index it may become difficult to determine the value of the ETNs or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the VIX Index or the VXV Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

All disclosure in this pricing supplement regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the ETNs.

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

The Short-Term VIX Index and Mid-Term VIX Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Short-Term VIX Index and Mid-Term VIX Index are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Short-Term VIX Index and Mid-Term VIX Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Short-Term VIX Index and Mid-Term VIX Index, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

No Interest or Dividend Payments or Voting Rights

As a holder of the ETNs, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of the Index would have.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of the ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. The closing indicative value on any valuation date, including the final valuation date or a valuation date with respect to early redemption, will depend on the daily index factor on such valuation date and the closing indicative value on the immediately preceding valuation date. The closing indicative value on any valuation date, including the final valuation date or a valuation date with respect to early redemption, will therefore depend on the path taken by the Index to reach its closing level on the applicable valuation date. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500 and prevailing market prices of options on the S&P 500, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500 and the VIX Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Index and the ETNs

Because the value of the Index is linked, in part, to the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on specified Treasury Bill rate, changes in the Treasury Bill rate of interest may affect the amount payable on the ETNs at maturity or upon redemption and, therefore, the market value of the ETNs. Assuming the trading prices of the index components included in the Index to which the ETNs are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of each Index and, therefore, the value of the ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the value of each Index and, therefore, the value of the ETNs.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five business days. As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) could also be postponed, although not by more than five business days. If a valuation date is postponed until the fifth business day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

Even If the Level of the Index at Maturity or Upon Early Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs

Since the investor fee reduces the amount of your return at maturity and upon early redemption (and the investor fee and redemption charge reduce the amount of your return upon holder redemption), the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year. Therefore, if the Index level does not increase or the increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and, in the case of holder redemption, the redemption charge) or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index or the Constituent Indices may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the futures contracts included in the Short-Term VIX Index or the Mid-Term VIX Index or in respect of the options used to calculate the level of the VIX Index.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and in the case of holder redemption, the redemption charge) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee and the redemption charge.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs of the same series at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500 or Instruments Linked to the Index, the Constituent Indices, the VIX Index, the S&P 500, or the Equity Securities Underlying the S&P 500 May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Constituent Indices), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500 on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. In particular with respect to VIX futures (which form the basis of the Constituent Indices) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we and/or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. Any of these activities could adversely affect the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Constituent Indices), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500 that are not for the account of holders of the ETNs or on their behalf. In particular with respect to VIX futures (which form the basis of the Constituent Indices) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we and/or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in hedging or loss reduction transactions, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, the Constituent Indices, the VIX Index, the S&P 500 or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500 and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon sale, early redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Constituent Indices could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the Constituent Indices to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances and each time a futures contract tracked by the Constituent Indices rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX

We have derived all information contained in this pricing supplement regarding the S&P 500® Dynamic VIX Futures™ Total Return Index (the “Index”), the Constituent Indices (as defined below) and certain other indices used to calculate the Index, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index and the Constituent Indices used to calculate the Index, set forth in this pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). Additionally, such information regarding the VIX Index and VXV Index set forth in this pricing supplement reflects the policies of, and is subject to change by, the CBOE.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Overview

The Index seeks to provide investors with exposure to forward implied volatility by reflecting the outcomes of holding long-only positions or both long and short positions in futures contracts on the CBOE Volatility Index® (the “VIX Index”). The Index aims to provide cost effective exposure by monitoring the steepness of the implied volatility curve and allocating dynamically between two components: a short-term volatility component and a mid-term volatility component. The Index seeks to react positively to overall increases in market volatility. The Index monitors the slope, or “steepness”, of the implied volatility curve on a daily basis in order to gauge market expectations regarding future volatility and determines allocations in futures contracts on the VIX Index according to the slope of the implied volatility curve. By dynamically allocating between short-term and mid-term VIX Index futures positions, the Index aims to lower the holding cost of investments linked to forward implied volatility, relative to direct investments in the Constituent Indices (as defined below). These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently and are subject to a daily rebalancing limit of 12.5% for each Constituent Index.

The short-term volatility component of the Index is represented by the S&P 500® VIX Short-Term Futures™ Index Excess Return (the “Short-Term VIX Index”). The mid-term volatility component of the Index is represented by the S&P 500® VIX Mid-Term Futures™ Index Excess Return (the “Mid-Term VIX Index”). The Short-Term VIX Index seeks to model the excess return from a daily rolling long position in the first and second month VIX Index futures contracts, and the Mid-Term VIX Index seeks to model the excess return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. We refer herein to (i) the Short-Term VIX Index and (ii) the Mid-Term VIX Index collectively as the “Constituent Indices” and each as a “Constituent Index.” The Constituent Indices of the Index are excess return indices. For more information on the Short-Term VIX Index and the Mid-Term VIX Index, see “—The Constituent Indices” below.

The Index is calculated on a total return basis, with interest accrual on the return of the notional value of the Index and reinvestment of returns and interest into the Index. Interest accrues based on the three-month US Treasury rate.

Publication of Index Values

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPDVIXTR”.

An “index business day” is any day on which (1) it is a business day in New York City and (2) the Chicago Board Options Exchange (“CBOE”) is open.

Before describing the Index and the Constituent Indices in detail, we will provide an overview of volatility.

Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

Composition of the Index

The Index is comprised of two components:

1.	Short-term volatility, represented by the Short-Term VIX Index; and

2.	Mid-term volatility, represented by the Mid-Term VIX Index.

Short-Term and Mid-Term Volatility Allocations

On any index business day, t, the Index determines the short-term and mid-term volatility allocations based on the slope of the implied volatility curve as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis and are subject to a daily rebalancing limit of 12.5% for each Constituent Index.

The short-term and mid-term volatility allocations make up 100% of the notional portfolio included in the Index.

Calculation of the Index

Step 1: Determine the Implied Volatility Term Structure

The “implied volatility term structure” measures the slope of the implied volatility curve. On any index business day, t, the target short-term and mid-term volatility allocations are determined by reference to the implied volatility term structure, calculated as of the immediately preceding index business day as follows:

where:

VIXt-1 =	the level of the VIX Index, calculated as of the immediately preceding index business day; and

VXVt-1 =	the level of the CBOE S&P 500 3-Month Volatility Index® (the “VXV Index”), calculated as of the immediately preceding index business day.

The VXV Index is calculated in a manner similar to the VIX Index, except that it is designed to be a measure of 93-day implied volatility of the S&P 500 options rather than 30-day implied volatility. For further information on the VXV Index see “The CBOE S&P 500 3-Month Volatility Index (the “VXV Index”)” below.

Step 2: Determine the Target Short-Term and Mid-Term Volatility Allocations

On each index business day, t, once the implied volatility term structure has been determined for the immediately preceding index business day in accordance with Step 1 above, the target short-term and mid-term volatility allocations will be determined in accordance with the pre-defined allocations set forth below. A negative weighting indicates a target short position.

Table 1: Allocations to the Short-Term VIX Index and Mid-Term VIX Index based on the implied volatility term structure

Implied Volatility Term Structure (IVTS t-1)	Target Short- Term Volatility Allocation on Index Business Day t (TSt)	Target Mid-Term Volatility Allocation on Index Business Day t (TMt)
Less than 90%	-30%	70%
90% ≤ IVTSt-1 < 100%	-20%	80%
100% ≤ IVTSt-1 < 105%	0	100%
105% ≤ IVTSt-1 ≤ 115%	25%	75%
More than 115%	50%	50%

When the implied volatility term structure is less than 100%, the market can be described as “contango” and when the implied volatility term structure is greater than 100% the market can be described as in “backwardation”.

Historically, the Short-Term VIX Index can be more reactive to volatility jumps but can also be more expensive to hold due to higher roll costs. Conversely, the Mid-Term VIX Index has historically been less reactive to volatility jumps but can be less expensive to hold due to lower roll costs.

By allocating to the Short-Term VIX Index and Mid-Term VIX Index based on the chart above, the Index may reduce roll cost during contango markets, usually characteristic of the low volatility periods. When the implied volatility term structure is in contango (as shown in the first two rows in the table above), a short position is taken in the Short-Term VIX Index. The purpose of this position is to reduce “roll cost” during low volatility regimes. When the implied volatility term structure is in backwardation (as shown in the bottom three rows in Table 1 above), no position or a long position is taken in the Short-Term VIX Index along with long position in Mid-Term VIX Index. The intention is to increase exposure to the Short-Term VIX index only when the volatility is predicted to be at elevated levels.

See “The Constituent Indices—Futures Markets” above for a further description of contango, backwardation and roll costs.

Step 3: Apply the Daily Rebalancing Limit and Determine the Short-Term and Mid-Term Volatility Allocations

On each index business day, t, the effective short-term volatility allocation (St) and mid-term volatility allocation (Mt) are adjusted, up to a maximum of 12.5% per index business day (the “daily rebalancing limit”), to bring them in line with their target allocations, as determined in accordance with Step 2 above. The short-term and mid-term volatility allocations on each index business day, t, are determined as follows:

(a)	if the allocations on the immediately preceding index business day are equal to the target allocations on index business day, t, the allocations for such components on index business day t will be equal to the target allocations;

(b)	if the allocations on the immediately preceding index business day are less than the target allocations on index business day, t, the allocations for such components on index business day t will be equal to the lesser of (1) the previous index business day’s allocations plus 0.125 and (2) the target allocations; and

(c)	if the allocations on the immediately preceding index business day are greater than the target allocations on index business day, t, the allocations for such components on index business day t will be equal to the greater of (1) the previous index business day’s allocations minus 0.125 and (2) the target allocations.

This concept is formulaically expressed as follows:

Although the short-term and mid-term volatility allocations of the Index are evaluated daily, changes in allocation may occur less frequently if the implied volatility term structure on any given index business day, calculated in accordance with Steps 1 and 2 above, has not changed sufficiently from the prior index business day to require a change in allocation in accordance with the calculation above.

Step 4: Calculate the Value of the Index

On any index business day, t, the value of the Index is calculated as follows:

where:

Indext = the closing value of the Index on index business day, t;

Indext-1 = the closing value of the Index on the immediately preceding index business day, t-1;

St-1 = Allocation to the Short-Term VIX Index on the immediately preceding business day, t-1;

SEDRt = the short-term volatility excess daily return, as determined by the following formula:

where:

SPVXSPt = the Short-Term VIX Index closing level on index business day, t; and

SPVXSPt-1 = the Short-Term VIX Index closing level on the prior index business day, t-1;

Mt-1= Allocation to Mid-Term VIX Index on the immediately preceding business day, t-1;

MEDRt = the mid-term volatility excess daily return, as determined by the following formula:

where:

SPVXMPt = the Mid-Term VIX Index closing level on index business day, t;

SPVXMPt-1 = the Mid-Term VIX Index closing level on the immediately preceding index business day, t-1; and

TBRt = the Treasury Bill Return, as determined by the following formula:

where:

Deltat = the number of calendar days between the current and immediately preceding index business day, t-1; and

TBARt-1 = the most recent weekly high discount rate for 91-day US Treasury bills effective on the immediately preceding index business day, t-1. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

The Constituent Indices

All information regarding the Constituent Indices set forth in this pricing supplement reflects the policies of, and is subject to change by, S&P. The Constituent Indices are calculated, maintained and published by S&P. The level of the Short-Term VIX Index is reported by Bloomberg under the ticker symbol “SPVXSP <Index>”. The level of the Mid-Term VIX Index is reported by Bloomberg under the ticker symbol “SPVXMP <Index>”.

The Constituent Indices seek to provide investors with exposure to four or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500. See below under “Relevant Indices—CBOE Volatility Index® (the “VIX Index”)” for more information.

The Constituent Indices are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through an unleveraged investment in those contracts.

The Constituent Indices are rolling indices, which roll on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Constituent Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day (as defined below) according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and each Constituent Index is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term VIX Index is one month. The constant weighted average maturity for the futures underlying the Mid-Term VIX Index is five months.

Futures Markets

Each of the Constituent Indices is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Constituent Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields (or roll costs) may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Constituent Indices

The Short-Term VIX Index measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX Index rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The Mid-Term VIX Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. The Mid-Term VIX Index rolls continuously throughout each month from the fourth month VIX Index futures contract into the seventh month VIX Index futures contract. The Constituent Indices are intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. On any index business day, t, the Constituent Indices are calculated as follows:

Indext = Indext-1 * (1+ CDRt)

where:

Indext-1 = the level of the Short-Term VIX Index or Mid-Term VIX Index on the preceding index business day;

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding index business day;

TDWOt = Total Dollar Weight Obtained on t, as determined by the following formula for the Short-Term VIX Index:

and by the following formula for the Mid-Term VIX Index:

TWDIt-1 = Total Dollar Weight Obtained on t-1, as determined by the following formula for the Short-Term VIX Index:

and by the following formula for the Mid-Term VIX Index:

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on t; and

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on t.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Constituent Indices are rolling on a continual basis. On the index business day after the current roll period ends the following roll period will begin. In calculating each of the Constituent Indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the Constituent Indices, on a given index business day, t, are determined as follows:

In the case of the Short-Term VIX Index:

and; in the case of the Mid-Term VIX Index:

where:

dt =	The total number of index business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of index business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure; and

dr =	The total number of index business days within a roll period beginning with, and including the following index business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of index business days includes a new holiday introduced intra-month up to the index business day preceding such a holiday.

In the case of the Short-Term VIX Index, at the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent index business day a fraction of the first month VIX Index futures holding is sold and an equal notional amount of the second month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of first month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX Index futures contract becomes the new first month VIX Index futures contract.

In the case of the Mid-Term VIX Index, at the close on the Tuesday, corresponding to the start of the roll period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent index business day a fraction of the fourth month VIX Index futures holding is sold and an equal notional amount of the seventh month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following roll period starts when the old fifth month VIX Index futures contract becomes the new fourth month VIX Index futures contract.

In addition to the transactions described above, the weight of each contract underlying each of the Constituent Indices is also adjusted every day to ensure that the change in total dollar exposure for each Constituent Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Relevant Indices

CBOE Volatility Index® (the “VIX Index”)

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the eighth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

CBOE S&P 500 3-Month Volatility Index® (the “VXV Index”)

We have derived all information contained in this pricing supplement regarding the VXV Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VXV Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VXV Index. The VXV Index is reported by Bloomberg L.P. under the ticker symbol “VXV.”

The VXV Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 93 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VXV Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VXV Index to increase. The VXV Index has historically had negative correlations to the S&P 500.

The VXV Index is calculated similarly to the VIX Index except that the VXV Index is designed to measure the market price volatility over 93 days in the future, rather than 30 days in the future.

The calculation of the VXV Index involves a formula that uses the prices of a weighted series of out-of-the money SPX Options to derive a constant 93-day forward measure of market volatility. The VXV Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

CBOE lists SPX Option series in three near-term contract months plus at least three additional contracts expiring on the March quarterly cycle; that is, on the third Friday of March, June, September and December. To arrive at the VXV Index level, a broad range of out-of-the money SPX Options with expiration dates to most closely bracket a 93-day maturity are selected. The results of each of the contract months are then interpolated to arrive at a single value with a constant maturity of 93-days to expiration. For example, when SPX contract months are sequential; that is, expiring one month apart, the “roll” is a smooth transition from one set of options to the next. Yet, when the expiration dates of the SPX Options used to calculate VXV are two to three months apart, there is a “jump” in the option weights by as much as 35%.

There are no futures trading on the VXV Index The VXV Index was launched by the CBOE on November 12, 2007.

The S&P 500

The index sponsor publishes the S&P 500. The S&P 500 is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500 is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500 with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

Base Date and Launch Date of the Index

The base date for the Index is December 20, 2005 at a base value of 1,000. The launch date for the Index was June 13, 2011 at a value of 3,472.72.

Index Governance

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. There are eight members of the Index Committee; all are full-time professional members of the index sponsor’s staff. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the ETNs. The historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such ETNs (after taking into account the effect of the daily investor fee).

The Index was launched on June 13, 2011 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from December 30, 2005 to and excluding June 13, 2011 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Index has performed from and including June 13, 2011 onwards.

Date	Index Level
December 30, 2005	1,000.62
December 29, 2006	1,037.21
December 31, 2007	1,422.89
December 31, 2008	3,305.22
December 31, 2009	3,329.70
December 31, 2010	4,017.72
December 30, 2011	4,372.00
March 30, 2012	4,467.10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from December 20, 2005 to and excluding June 13, 2011 and the actual performance of the Index from and including June 13, 2011 to and including March 30, 2012 relative to the historical performance of the S&P 500® Total Return Index (“S&P 500 TR”).

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the hypothetical historical performance of the Index in different U.S. equity market environments relative to the historical performance of the S&P 500 TR. Graph 1 is designed to show how the Index would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the Index would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the Index would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009).

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into an agreement with S&P, the index sponsor, that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

S&P expressly agrees and acknowledges that the grant of rights to use the Index as a component of the ETNs shall be on an exclusive basis for a twenty-four (24) month period commencing on the effective date of the license agreement.

Modifications to the Index

The index sponsor may revise Index or Constituent Index policy for timing of rebalancings or other matters as described above under “The Index—Index Governance”. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Index and the Constituent Indices

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of the Index and Constituent Indices based on the most recent prior closing futures prices published by the CBOE and the roll of the Index for that day will be carried to the next CBOE business day as described above under “Constituent Indices—Contract Rebalancing”. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Index for that day.

If an exchange introduces a holiday during the month of an Index and Constituent Index calculation, the Index and Constituent Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Constituent Indices—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the ETNs

If the Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index, any futures contract underlying the Index and/or the ability to hedge the Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five business days. If a valuation date is postponed until the fifth business day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of the Index on any index business day, or the Index is otherwise not available;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500 on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation of the VIX Index, the VXV Index or any relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500 as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500 are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index, the VXV Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index or the VXV Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation of the VIX Index, the VXV Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index, the VXV Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index, the VXV Index (or futures on any relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index, the VXV (or any relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index, the VXV Index (or futures on any relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect the Index or a Constituent Index, any futures contract underlying the Index or Constituent Index, or the calculation of the VIX Index or VXV Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500, the VIX Index, the VXV Index (or any relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index or the VXV Index (or futures contract on any relevant successor index) by the relevant exchange for the VIX Index or the VXV Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders relating to such options, or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500 or, with respect to the VIX Index, the VXV Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index or the VXV Index, respectively, (or futures on the relevant successor index).

An “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Disclaimer

The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Index which is determined, composed and calculated by S&P without regard to Barclays or the ETNs. S&P has no obligation to take the needs of Barclays or the owners of the ETNs into consideration in determining, composing or calculating the Index. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™”, S&P 500® VIX Mid-Term FuturesTM” and “S&P 500® Dynamic VIX Futures™ Index” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a trademark of the CBOE and has been licensed for use by S&P.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, of the Constituent Indices, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index or the Constituent Indices. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Indices or publication of the Index level or any Constituent Index level (or failure to publish such value) and any use to which any person may put the Indices or their respective levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500, the S&P 500, the Constituent Indices, and prevailing market prices of options on the S&P 500, the Constituent Indices, options on the Constituent Indices, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500, the Constituent Indices and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500, the S&P 500, the Constituent Indices, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs will be calculated by NYSE Euronext (“NYSE”) and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “XVZ.IV”.

In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Closing Indicative Value on the immediately preceding calendar day X Current Index Factor—Current Investor Fee where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Current Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your ETNs, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE and Bloomberg L.P. are not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The indicative value will be derived from sources deemed reliable, but NYSE or Bloomberg L.P. and their respective suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the ETNs. Neither NYSE nor Bloomberg L.P. makes any warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the indicative value or any data included therein. Neither NYSE nor Bloomberg L.P. makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Each of NYSE and Bloomberg L.P., and their respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE or Bloomberg L.P., their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither NYSE nor Bloomberg L.P. shall be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither NYSE nor Bloomberg L.P. is responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your ETNs. The actual trading price of the ETNs may be different from their indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Holder Redemption and Issuer Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

Holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date. For example, of the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4ths of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on August 17, 2011, which we refer to as the “inception date”. The ETNs were first issued on August 22, 2011, and are due on August 18, 2021.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.00. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the applicable final valuation date.

The “closing indicative value” for the ETNs on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50.00. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

If the ETNs undergo any splits or subsequent reverse splits, the closing indicative value will similarly be adjusted accordingly.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

An “index business day” is any day on which (1) it is a business day in New York City and (2) the CBOE is open.

Valuation Date

A valuation date is each business day from August 17, 2011 to August 11, 2021 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of any Constituent Index. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five business days. We refer to August 17, 2011 as the “initial valuation date” and August 11, 2021 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date minus the redemption charge.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date”

•

in the case of holder redemption, the third business day following a valuation date (other than the final valuation date). The final redemption date of the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent after the original issue date without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of the Index on the inception date, any valuation date, the investor fee, the redemption charge, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500, the Constituent Indices, the VIX Index (including the VIX futures that are used to calculate the Constituent Indices), the put and call options on the S&P 500 used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index, the S&P 500 or any equity securities underlying the S&P 500;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500, the Constituent Indices, the VIX Index (including the VIX futures that are used to calculate the Constituent Indices), the put and call options on the S&P 500 used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and on the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a non-corporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Constituent Indices could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the Constituent Indices to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances and each time a contract that is tracked by the Constituent Indices rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis. It is also possible that the ETNs could be treated as notional principal contracts. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss or that you should otherwise be required to accrue interest over the term of your ETNs. It is also possible that the straddle provisions or other similar provisions of the Internal Revenue Code could apply to your ETNs, in which case the losses you may otherwise recognize in respect of your ETNs may be deferred, the character of any gain that you may recognize in respect of your ETNs may be short-term capital gain, and any interest deductions allocable to your ETNs may be capitalized in the basis of the ETNs. There may also be a risk that the Internal Revenue Service could assert that the ETNs should at least partially give rise to short-term capital gain or loss because the ETNs offer exposure to a short investment strategy.

Moreover, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, there are facts under which you could be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption of your ETNs at a time that is more than one year after the beginning of your holding period.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of FINRA, to promote the ETNs and provide certain services relating to the ETNs. BlackRock Investments. LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

BlackRock Investments, LLC, is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the Barclays Global Investors business to BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Investments, LLC, is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of ETNs. Consequently, the offering of ETNs is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the ETNs as described above, BlackRock Investments, LLC, may not act as a distributor of the ETNs or as an underwriter, broker or dealer in connection with the ETNs (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Investments, LLC, is not selling the ETNs in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® S&P 500 Dynamic VIX Exchange Traded Note, Notice of Redemption, CUSIP No. 06741L609

[BODY OF EMAIL]

Name of holder: [                             ]

Number of ETNs to be redeemed: [                             ]

Applicable Valuation Date: [             ], 20[     ]

Contact Name: [                             ]

Telephone #: [                             ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $500,000,000 Global Medium-Term Notes, Series A, iPath® S&P 500 Dynamic VIX Exchange Traded Notes (the “ETNs”) due August 18, 2021, CUSIP No. 06741L609, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]
Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 ETNs and pay a redemption charge at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$500,000,000

iPath® S&P 500 Dynamic VIX Exchange Traded Notes

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

May 14, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-0141-05112